Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-33878 and 333-213170) on Form S-8 of Teledyne Technologies Incorporated of our report dated June 26, 2019, with respect to the statements of net assets available for benefits of Teledyne Technologies Incorporated 401(k) Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of Teledyne Technologies Incorporated 401(k) Plan.

/s/ Moss Adams LLP

Los Angeles, California
June 26, 2019